PRESS RELEASE

Maiden Holdings, Ltd. Announces Closing of $152.5 Million Offering of 7.75% Senior Notes due December 1, 2043; TRUPs Holders Being Notified of January 15, 2014 Redemption

HAMILTON, Bermuda, November 25, 2013 -- Maiden Holdings, Ltd. (NASDAQ:MHLD) (“Maiden” or “the Company”) today announced that its wholly owned U.S. holding company, Maiden Holdings North America, Ltd. (“Maiden NA”), has closed its offering of $152.5 million aggregate principal amount of 7.75% Senior Notes due December 1, 2043 (the “Notes”), which are fully and unconditionally guaranteed by Maiden. The offering was priced on November 18, 2013.

Total net proceeds from the offering were approximately $147.4 million, after deducting the underwriting discount and estimated offering expenses payable by Maiden NA and the Company. As previously announced, the net proceeds will be used to redeem Maiden NA’s outstanding 14% coupon trust preferred securities (“TRUPs”). Maiden NA has begun the process of notifying all TRUPs holders of the upcoming redemption on January 15, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offers of the securities will be made exclusively by means of a prospectus supplement and accompanying prospectus.  Copies of the prospectus and the prospectus supplement relating to the offering may be obtained from the joint book-running managers of the offering:

Merrill Lynch, Pierce, Fenner & Smith Incorporated Attention: Prospectus Department 222 Broadway New York, New York 10038 email: dg.prospectus_requests@baml.com	Morgan Stanley & Co. LLC 180 Varick Street New York, New York 10014 Attention: Prospectus Department e-mail: prospectus@morganstanley.com
Wells Fargo Securities, LLC 608 South 2nd Avenue Minneapolis, MN 55402 Attention: Capital Markets Client Support Telephone: (800) 326-5897 e-mail: cmclientsupport@wellsfargo.com	Goldman, Sachs & Co. Prospectus Department 200 West Street New York, NY 10282 telephone: (866) 471-2526 facsimile: (212) 902-9316 email: prospectus-ny@ny.email.gs.com

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007.  Through its subsidiaries, which each have a financial strength rating of A- (excellent) from A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of September 30, 2013, Maiden had $4.4 billion in assets and shareholders’ equity of $973.5 million.

Forward-looking Statements Safe Harbor

This release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on Maiden’s current expectations and beliefs concerning future developments and their potential effects on Maiden. There can be no assurance that actual developments will be those anticipated by Maiden. Actual results may differ materially from those projected as a result of significant risks and uncertainties, non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for Maiden’s products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in Maiden’s Annual Report on Form 10-K for the year ended December 31, 2012 as updated in periodic filings with the SEC. Maiden undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

CONTACT:

Noah Fields, Vice President, Investor Relations

Maiden Holdings, Ltd.

Phone: 441.298.4927

E-mail: nfields@maiden.bm